Exhibit 99.1

For further information, contact:

Michael Hara Investor Relations NVIDIA Corporation (408) 486-2511 mhara@nvidia.com	Calisa Cole Public Relations NVIDIA Corporation (408) 486-6263 ccole@nvidia.com

FOR IMMEDIATE RELEASE

NVIDIA REPORTS OPERATING RESULTS FOR THE

THIRD QUARTER OF FISCAL YEAR 2007

Strong Segment Share Gains in Core Business Units Produce Record Revenue

SANTA CLARA, CA—NOVEMBER 9, 2006—NVIDIA Corporation (Nasdaq: NVDA) today reported financial results for the third quarter of fiscal 2007 ended October 29, 2006.

For the third quarter of fiscal 2007, revenue increased to a record $820.6 million, compared to $583.4 million for the third quarter of fiscal 2006, an increase of 41 percent. Net income computed in accordance with U.S. generally accepted accounting principles (GAAP) for the third quarter of fiscal 2007 was $106.5 million, or $0.27 per diluted share. GAAP net income for the third quarter of fiscal 2007 includes expenses of $42.6 million, net of tax, which is comprised primarily of stock-based compensation expense plus a one-time charge associated with licensing certain patents.

Non-GAAP net income for the third quarter of fiscal 2007, which excludes SFAS 123R and other stock-based compensation charges and the related tax impact, was $149.2 million, or $0.39 per diluted share.

For the second quarter of fiscal 2007 ended July 30, 2006, previously reported revenue was $687.5 million. GAAP net income for the second quarter of fiscal 2007 was $86.8 million, or $0.22 per diluted share. GAAP net income for the second quarter of fiscal 2007 includes stock-based compensation expense net of tax of $25.3 million.

Non-GAAP net income for the second quarter of fiscal 2007, which excludes SFAS 123R and other stock-based compensation charges and the related tax impact, was $112.0 million, or $0.29 per diluted share.

Revenue for the nine months ended October 29, 2006 was a record $2.19 billion, compared to revenue of $1.74 billion for the nine months ended October 30, 2005, an increase of 26 percent.

“The third quarter was one of the best in NVIDIA’s history”, said Jen-Hsun Huang, president and CEO of NVIDIA. “For the third consecutive quarter, we delivered record revenue as we continued to gain share in each of our core businesses.”

“This week, we made two announcements that set the foundation for continued strong growth in the coming year and beyond. First, we announced the GeForce 8800 and nForce 680i, which represent the most ambitious undertaking in the history of the company. The GeForce 8800 is the world’s first DX10 unified shader GPU. The nForce 680i is the highest performance motherboard supporting Intel’s exciting Core 2 Duo processors. The combination of GeForce 8800 and nForce 680i delivers what we believe are the perfect technologies to support the biggest confluence of technology changes to hit our industry in the last 10 years — Windows Vista, DX10 and Blu-ray/HD. Second, we announced the acquisition of PortalPlayer. By combining our GPU technology with PortalPlayer’s application processor expertise, we intend to be a major player in the mobile industry by delivering the two most essential technologies for next generation handheld devices,” Huang said.

Third Quarter Fiscal 2007 and Recent Highlights:

•	Non-GAAP gross margin reached a Company high of 42.9 percent, an increase of 20 basis points sequentially from the second quarter of fiscal 2007. GAAP gross margin was 40.6 percent.

•	NVIDIA launched and shipped the NVIDIA GeForce® 8800 series GPUs, the PC industry’s first unified shader architecture GPU to support the Microsoft DirectX 10 API.

•	NVIDIA launched and shipped the nForce® 680i SLI MCP, designed to deliver the highest performance for Intel Core2 Quad and Core2 Duo-based PCs.

•	NVIDIA grew share in total standalone graphics, which includes desktop and notebook PCs, to 55 percent, and is now the largest supplier of standalone GPUs according to the Mercury Research Third Quarter 2006 PC Graphics Report.

•	NVIDIA grew share in total desktop graphics to 33 percent, and is now the largest supplier of desktop PC graphics according to Mercury Research.

•	The NVIDIA GeForce Go notebook GPU product line achieved record revenue for the third consecutive quarter. NVIDIA grew share to a leading 52 percent of the notebook standalone

GPU segment. Notebook GPU revenue grew 46 percent sequentially from fiscal Q2 2007 and more than 100 percent in revenue year-over-year.

•	The NVIDIA nForce MCP product line achieved record revenue for its ninth consecutive quarter. NVIDIA nForce MCP revenue grew 35 percent sequentially from fiscal Q2 2007 and more than doubled in revenue year-over-year.

•	NVIDIA nForce MCPs increased their share of the AMD64 segment to 61 percent as reported in the Mercury Research Third Quarter Worldwide Chipset Report 2006. NVIDIA is now the second largest core logic supplier in the world, according to the Mercury Research Third Quarter 2006 PC Processors and Chipsets: Market Strategy and Forecast Report.

•	NVIDIA signed a definitive agreement to acquire Portal Player, Inc., a leading supplier of semiconductors, firmware, and software for personal media players and secondary display-enabled computers.

As previously announced, in June 2006 the Audit Committee of the Board of Directors of NVIDIA began a review of the Company’s stock option practices based on results of an internal review voluntarily undertaken by management. The Audit Committee’s review covered the time from the Company’s initial public offering in 1999 to the current fiscal year and as previously disclosed, found instances of the use of incorrect measurement dates for certain option grants. The Audit Committee is being assisted by independent legal counsel and outside accounting experts. At this time, the Audit Committee has completed its forensic review of the option grants and is now working with the Company’s management to finalize the financial impact of using incorrect measurement dates. NVIDIA will publish the balance sheet as of the end of the third quarter and the statement of income for the nine months ended October 29, 2006, as well as restated statements of income for the comparable periods of fiscal 2006 as soon as practical upon completion of the Audit Committee’s review.

The Company’s current and former independent registered public accounting firms have not completed their review of the findings of the Audit Committee. Our financial results for the second and third quarters of fiscal year 2007 are not audited and may change as a result of the ongoing Audit Committee review. The stock option practices under review and related matters could also lead to potential claims and proceedings relating to such matters, including litigation or action by the Securities and Exchange Commission and/or other regulatory agencies.

NVIDIA will conduct a conference call with analysts and investors to discuss its third quarter fiscal 2007 financial results and current financial prospects today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern

Time). To listen to the call, please dial (706) 679-0543. A live Web cast (listen-only mode) of the conference call will be held at the NVIDIA investor relations Web site http://nvidia.com/ir and at http://www.streetevents.com. The Web cast will be recorded and available for replay until the Company’s conference call to discuss its financial results for its fourth quarter fiscal 2007.

Non-GAAP Measures

To supplement the Company’s Consolidated Statements of Income presented in accordance with GAAP, we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP basic and diluted net income per share, and other non-GAAP line items from the Consolidated Statements of Income, including cost of revenue information, gross profit, gross margin, operating expenses (including research and development, and sales, general and administrative expenses) and income tax expense. In order for our investors to be better able to compare our current results with those of previous periods, we have shown a non-GAAP presentation of our Consolidated Statements of Income as reconciled against the GAAP presentation. Our non-GAAP results adjust our GAAP results to exclude stock-based compensation and certain non-recurring charges associated with settling IP matters and related tax differences. We believe the presentation of our non-GAAP results enhances the user’s overall understanding of our historical financial performance. The presentation of our non-GAAP financial results is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

About NVIDIA

NVIDIA Corporation is the worldwide leader in programmable graphics processor technologies. The Company creates innovative, industry-changing products for computing, consumer electronics, and mobile devices. NVIDIA is headquartered in Santa Clara, CA and has offices throughout Asia, Europe, and the Americas. For more information, visit www.nvidia.com.

Certain statements in this press release including, but not limited to, statements as to the features, uses, capabilities and performance of the NVIDIA GeForce 8800 GPU and the NVIDIA nForce 680i MCP, our continued growth, the benefits and impact of the PortalPlayer acquisition, the mobile industry, the use of non-GAAP financial measures, and the release of a balance sheet at the end of third quarter of fiscal year 2007 as well as statements of income for the nine months ended October 29, 2006 and the comparable periods of fiscal year 2006 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: delays in ramping new products into production; manufacturing or software defects; market or customer acceptance of a competitor’s product instead of ours; difficulties in completing the PortalPlayer acquisition including obtaining necessary regulatory and stockholder approvals; the outcome of the Audit Committee’s review; finalization of the impact of the use of incorrect measurement dates; the conclusions of the independent registered accounting firms based on the results of their reviews; additional expenses that may be recorded; filing of restated statements of income; development of faster or more efficient GPUs; the impact of technological development and competition; general industry trends; changes in industry standards and interfaces as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission including its Form 10-Q for the quarter ended April 30, 2006. Copies of reports filed with the SEC are posted on our website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

# # #

Copyright © 2006 NVIDIA Corporation. All rights reserved. All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	October 29, 2006	July 30, 2006
Revenue	$820,572	$687,519
Cost of revenue (A)	486,630	395,391

Gross profit	333,942	292,128

Operating expenses:
Research and development (A)	140,732	127,257
Sales, general and administrative (A)	75,597	69,055

Total operating expenses	216,329	196,312

Operating income	117,613	95,816
Interest and other income, net	10,714	8,706

Income before income tax expense	128,327	104,522
Income tax expense (B)	21,816	17,769

Net income	$106,511	$86,753

Basic net income per share	$0.30	$0.25

Diluted net income per share	$0.27	$0.22

Shares used in basic per share computation (C)	352,657	350,244
Shares used in diluted per share computation (C)	391,215	385,589
(A) Results include stock-based compensation expense as follows (in thousands):
	Three Months Ended
	October 29, 2006	July, 30 2006
Cost of revenue	$2,305	$1,746
Research and development	18,730	16,588
Sales, general and administrative	10,700	10,532

Total stock-based compensation expense	$31,735	$28,866

(B)	The effective income tax rate for the three months ended October 29, 2006 and July 30, 2006 was 17%.
(C)	Reflects a two-for-one stock split effective on April 6, 2006.

(table follows)

NVIDIA CORPORATION

NON-GAAP CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended October 29, 2006
	Reported	Non-GAAP Entries		Non-GAAP
Revenue	$820,572	$—		$820,572
		(2,305	)(A)
Cost of revenue	486,630	(16,000	)(B)	468,325

Gross profit	333,942	18,305		352,247
Operating expenses:
Research and development	140,732	(18,730	)(A)	122,002
		(10,700	)(A)
Sales, general and administrative	75,597	(1,500	)(B)	63,397

Total operating expenses	216,329	(30,930)		185,399

Operating income	117,613	49,235		166,848
Interest and other income, net	10,714	—		10,714

Income before income tax expense	128,327	49,235		177,562
Income tax expense	21,816	6,594	(C)	28,410

Net income	$106,511	$42,641		$149,152

Basic net income per share	$0.30			$0.42

Diluted net income per share	$0.27			$0.39

Shares used in basic per share computation (D)	352,657	—		352,657
Shares used in diluted per share computation (D)	391,215	(6,389)		384,826	(E)

(A)	Stock-based compensation expense.
(B)	Results include $17.5 million of patent license fees for past usage.
(C)	Income tax expense impact of non-GAAP entries.
(D)	Reflects a two-for-one stock split effective on April 6, 2006.
(E)	Excludes 6,389 shares to adjust diluted outstanding shares calculated under SFAS 123R to conform to diluted outstanding shares calculated under prior accounting standards (APB25).

(table follows)

NVIDIA CORPORATION

NON-GAAP CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended July 30, 2006
	Reported	Non-GAAP Entries		Non-GAAP
Revenue	$687,519	$—		$687,519
Cost of revenue	395,391	(1,746	)(A)	393,645

Gross profit	292,128	1,746		293,874
Operating expenses:
Research and development	127,257	(16,588	)(A)	110,669
Sales, general and administrative	69,055	(10,532	)(A)	58,523

Total operating expenses	196,312	(27,120)		169,192

Operating income	95,816	28,866		124,682
Interest and other income, net	8,706	—		8,706

Income before income tax expense	104,522	28,866		133,388
Income tax expense	17,769	3,573	(B)	21,342

Net income	$86,753	$25,293		$112,046

Basic net income per share	$0.25			$0.32

Diluted net income per share	$0.22			$0.29

Shares used in basic per share computation (C)	350,244	—		350,244
Shares used in diluted per share computation (C)	385,589	(5,069)		380,520	(D)

(A)	Stock-based compensation expense.
(B)	Income tax expense impact of non-GAAP entries.
(C)	Reflects a two-for-one stock split effective on April 6, 2006.
(D)	Excludes 5,069 shares to adjust diluted outstanding shares calculated under SFAS 123R to conform to diluted outstanding shares calculated under prior accounting standards (APB25).

End